Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Malibu Boats, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227220) on Form S-3 and the registration statement (No. 333‑193833) on Form S-8 of Malibu Boats, Inc. of our reports dated August 29, 2019, with respect to the consolidated balance sheets of Malibu Boats, Inc. and subsidiaries as of June 30, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2019, which excluded an evaluation of the internal control over financial reporting of Pursuit Boats, which reports appear in the June 30, 2019 annual report on Form 10‑K of Malibu Boats, Inc.
/s/ KPMG LLP
Knoxville, Tennessee
August 29, 2019